FIRST AMENDMENT

  				    TO THE

		COMPUTER ASSOCIATES SAVINGS HARVEST PLAN

	(As Amended and Restated Effective March 31, 1992)

	WHEREAS, Computer Associates International, Inc. (the
"Employer") established and presently maintains the Computer Associates Savings Harvest Plan (the "Plan") for its eligible employees; and

	WHEREAS, the Employer desires to amend the Plan for the purposes of (a) changing the allocation formula with respect to Employer Discretionary Contributions, (b) complying with the limitation on Compensation set forth in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended by the Omnibus Budget Reconciliation Act of 1993, and (c) permitting Participants to waive the thirty (30) day time period for consent to a distribution under Section 411(a)(11) of the Internal Revenue Code of 1986, as amended; and

	WHEREAS, pursuant to Section 10.2(4) of the Plan, the Employer is empowered to amend the Plan, in whole or in part, and at any time from time to time;

	NOW THEREFORE, the Plan is hereby amended in the following respects:

	1.	A new sentence is hereby added to the end of Section
1.1(4), to read as follows:

"For each Plan Year commencing after December 31, 1993, the $200,000 limitation (as adjusted) set forth above shall become $150,000, as adjusted pursuant to Section 401(a)(17)(B) of the Code and any Treasury Regulations or other notices or rulings promulgated thereunder."

	2.	Paragraph (2) of Section 5.2 is hereby amended in its
entirety, to read as follows:

		"(2) Except as provided in 5.5 and paragraph (4) below, for each Plan Year during which an Employer Discretionary Contribution is made each Participant's Employer Contribution Account shall be credited, at the end of such Year, with that portion of the Employer Discretionary Contribution for such Plan Year which bears the same ratio to such Contribution as each Participant's Compensation for such Plan Year bears to the total Compensation of all Participants for such Plan Year."

	3.	The provisions set forth under paragraph (3) of Section
5.2 are hereby deleted in their entirety therefrom, and said paragraph
(3) is hereby designated as "Reserved."

	4.	Section 7.5 is hereby amended in its entirety, to read as
follows:

		"7.5 Notification. The Committee shall provide each Participant whose vested Account exceeds $3,500 with a written notice of distribution no later than thirty (30) days and no more than ninety

(90) days prior to the date on which distributions are scheduled to commence. Said notice shall set forth a general description of the material features and an explanation of the relative values of, the optional forms of distributions set forth under 7.3 in a manner that would satisfy the notice requirements of Section 417(a)(3) of the Code and the regulations promulgated thereunder, and shall also inform the Participant of his right, if any, to defer the commencement of his distribution. If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than thirty (30) days after such notice is provided by the Committee, provided that the notice clearly informs the Participant of his right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and the Participant, after receiving the notice, affirmatively elects a distribution. Anything herein to the contrary notwithstanding, except as provided in
7.6 below, (a) no benefit shall be payable under the Plan to any Participant or Beneficiary hereunder unless and until such Participant or Beneficiary shall submit a written application therefor, on a form provided by the Committee, specifying the method in which such benefit is to be paid, and (b) in the event that there shall be a change in the investment funds available to Participants pursuant to 11.1 or a change in the Plan Trustee, distributions under the Plan may be suspended to the extent necessary to accomplish such changes."

	5.	The provisions of this Amendment shall be effective as of
March 31, 1993, except that Item 1 shall be effective with respect to contributions allocated for Plan Years beginning after December 31, 1993 and, except as may otherwise be provided under any regulations, notices or other rulings promulgated by the Secretary of the Treasury,
Item 4 shall be effective with respect to distributions made after December 31, 1993.

	IN WITNESS WHEREOF, Computer Associates International, Inc., as authorized by its Board of Directors, has caused this Amendment to be
signed by its proper officer this 24th   day of  March, 1994.

ATTEST:				COMPUTER ASSOCIATES INTERNATIONAL, INC.



/s/Belden Frease	            By: /s/Lisa Mars
- ----------------                 ------------------
Secretary				Title: Sr VP